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EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



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                                                            THREE MONTHS ENDED SEPT 30,        NINE MONTHS ENDED SEPT 30,
                                                           -----------------------------     -----------------------------

                                                               1998             1997             1998             1997
                                                           ------------     ------------     ------------     ------------
                                                                   (IN THOUSANDS, EXCEPT SHARE AND PER-SHARE AMOUNTS)
CALCULATION OF BASIC EARNINGS PER SHARE:
Income from continuing operations                          $     28,313     $     16,937     $     75,996     $     55,605
Less preferred stock dividends                                      (75)             (75)            (237)            (225)
                                                           ------------     ------------     ------------     ------------

Income from continuing operations applicable to
    common stock                                           $     28,238     $     16,862     $     75,759     $     55,380
                                                           ============     ============     ============     ============

Total weighted average shares outstanding                    34,638,425       30,097,654       32,752,669       29,225,850
                                                           ============     ============     ============     ============


Basic EPS from continuing operations                       $       0.82     $       0.56     $       2.31     $       1.90
                                                           ============     ============     ============     ============


CALCULATION OF DILUTED EARNINGS PER SHARE:
Income from continuing operations                          $     28,313     $     16,937     $     75,996     $     55,605
Less preferred stock dividends                                      (75)             (75)            (237)            (225)
Net effect on earnings from conversion of mandatorily
  redeemable convertible preferred securities                     5,981                            12,735
                                                           ------------     ------------     ------------     ------------

Income from continuing operations applicable to
    common stock                                           $     34,219     $     16,862     $     88,494     $     55,380
                                                           ============     ============     ============     ============


Weighted average shares outstanding                          34,638,425       30,097,654       32,752,669       29,225,850
Stock option conversion                                       1,448,784        2,278,616        1,963,650        1,845,175
Dilutive effect of conversion of mandatorily redeemable
    convertible preferred securities                          9,096,303                         6,526,298
                                                           ------------     ------------     ------------     ------------

Total weighted average shares outstanding                    45,183,512       32,376,270       41,242,617       31,071,025
                                                           ============     ============     ============     ============


Diluted EPS from continuing operations                     $       0.76     $       0.52     $       2.15     $       1.78
                                                           ============     ============     ============     ============
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